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                                                                       EXHIBIT 5

                                 August 22, 2001



Ramsay Youth Services, Inc.
One Alhambra Plaza, Suite 750
Coral Gables, Florida 33134


Dear Sirs:

         We have acted as counsel for Ramsay Youth Services, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 166,666 shares, 166,666 shares, 104,800 shares, 166,666 shares and 1,500,000 shares (collectively, the "Shares") of the common stock, $.005 per share par value, of the Company, which have been or are to be offered by the Company pursuant to the Company's 1995 Long Term Incentive Plan, 1996 Long Term Incentive Plan, 1996 Supplemental Long Term Incentive Plan, 1997 Long Term Incentive Plan and 2001 Stock Option Plan, respectively.

         In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that, in our opinion, the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the applicable Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.

                                            Very truly yours,

                                            /s/TORYS